Filed pursuant to Rule 433
Registration No. 333-132201

Toyota Motor Credit Corp. "TMCC" Term Sheet
Dated May 8, 2006

Structure:1 Year MTN FRN
Pricing Date:May 08, 2006
Interest Accrual Date:May 11, 2006
Settlement Date (T+3):May 11, 2006
Maturity Date:May 14, 2007
Ratings:Aaa/AAA
Cusip:89233PYM2
Form of Note:Registered MTN

Bond Transaction Details

Principal Amount: $140,000,000
Pricing Benchmark:Fed Funds Effective Rate
Reoffer Yield:FEDL01 + 4bps
Reoffer Price:100.000%
All-In Price to Issuer:99.990%
Net Proceeds:$139,986,000
Interest Reset:Daily
Interest Pay Frequency:Quarterly
First Payment Date:August 14, 2006
Interest Payment Dates:14th day of each quarter; final payment on
                       May 14th, 2007
Day Count:Actual / 360
Day Count Convention:Following, Adjusted
Payment Days for Payment and Reset:New York
Determination Date:Same day, Fed Funds Effective Rate; 2
                   day lockout
Minimum Denominations:$1,000
Agent:Merrill Lynch



The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408